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                 PRUDENTIAL GLOBAL LIMITED MATURITY FUND, INC.

                              Gateway Center Three
                        100 Mulberry Street, 9(th) Floor
                         Newark, New Jersey 07102-4077

                            ------------------------

                   IMPORTANT PROXY MATERIALS PLEASE VOTE NOW!

                             ---------------------


                                                                 August   , 1999


Dear Shareholder:


    I am inviting you to vote on an important proposal to merge Prudential Global Limited Maturity Fund, Inc. into Prudential Global Total Return Fund, Inc. A shareholder meeting of Prudential Global Limited Maturity Fund, Inc. is scheduled for October 7, 1999. This package contains information about the proposal and includes materials you will need to vote by mail.


    The Board of Directors of Prudential Global Limited Maturity Fund, Inc. has reviewed the merger proposal and has recommended that it be presented to shareholders for their consideration. Although the Directors have determined that a merger is in the shareholders' best interest, the final decision is yours.

    If approved, the merger would give you the opportunity to participate in a larger fund with similar investment policies. It is estimated that the combined fund would also have lower expenses. To help you understand the proposal, we are including a section that answers commonly asked questions about merger transactions. The accompanying proxy statement includes a detailed description of the proposed merger.

    Please read the enclosed materials carefully and cast your vote. Remember, your vote is extremely important, no matter how large or small your holdings. By voting now, you can help avoid additional costs that are incurred with follow-up letters and calls.

    TO VOTE, YOU MAY USE ANY OF THE FOLLOWING METHODS:

    - BY MAIL. Please complete, date and sign your proxy card before mailing it in the enclosed postage-paid envelope.

    - BY INTERNET.  Have your proxy card available. Go to the web site:
      WWW.PROXYVOTE.COM. Enter your 12-digit control number from your proxy card. Follow the simple instructions found on the web site.

    - BY TELEPHONE. Call 1-800-690-6903 toll free. Enter your 12-digit control number from your proxy card. Follow the simple instructions.


    SPECIAL NOTE FOR SYSTEMATIC INVESTMENT PLANS AND THOSE WITH OUTSTANDING CERTIFICATES (E.G., AUTOMATIC INVESTMENT PLAN, SYSTEMATIC EXCHANGE, ETC.) Shareholders on systematic investment plans must contact their Financial Advisor or call our customer service division, toll free, at 1-800-225-1852 to change
their options. Otherwise, starting October   , 1999, future purchases shall be
made in shares of the Prudential Global Total Return Fund, Inc. if the merger is approved.


    Shareholders with outstanding certificates are also urged to contact their Financial Advisors or call our customer service division to deposit their certificates.

    If you have any questions before you vote, please call us at 1-800-225-1852. We're glad to help you understand the proposal and assist you in voting. Thank you for your participation.

                                          Sincerely,

                                          John R. Strangfeld, Jr.
                                          PRESIDENT
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     IMPORTANT INFORMATION TO HELP YOU UNDERSTAND AND VOTE ON THE PROPOSAL

    Please read the enclosed proxy statement for a complete description of the merger proposal. As a quick reference, the following provides a brief overview of the proposal.

WHAT PROPOSAL AM I BEING ASKED TO VOTE ON?


    You are being asked to approve a merger of Prudential Global Limited Maturity Fund, Inc. (Limited Maturity Fund) into Prudential Global Total Return Fund, Inc. (Total Return Fund).


WHAT IS THE REASON FOR THIS MERGER?


    The proposed merger is intended to combine two similarly managed funds with the goal of overall lower expenses. The merger is also desirable because of the inability of Limited Maturity Fund to attract investors and build an investment portfolio that can effectively pursue the Fund's objective. The Total Return Fund, which is a larger fund, has built an investment portfolio that can more fully implement its objective of total return made up of current income and capital appreciation.


DO THE FUNDS BEING MERGED HAVE SIMILAR INVESTMENT POLICIES?


    Yes. Both Funds are classified as "global" funds, which means they have the ability to invest in many countries, including the United States. As a result, they are grouped in the same Lipper Global Income investment category. In addition, both Funds have very similar investment objectives. Limited Maturity Fund seeks to maximize total return. Total Return Fund states total return as the primary goal. Typically, both Funds invest at least 65% of total assets in U.S. and foreign income producing debt securities. Limited Maturity Fund typically invests at least 30% of its total assets in U.S. dollar denominated securities and at least 50% of its total assets in securities denominated in U.S., Canadian, Australian or New Zealand dollars. Total Return Fund generally limits investments in securities denominated in any one foreign currency to 40% of the Fund's total assets, except for the euro (up to 65%).


WHO ARE THE FUND PORTFOLIO MANAGERS FOR THESE FUNDS?


    Gabriel Irwin and Simon Wells currently manage both Funds and are expected to manage the combined fund.


HOW DO THE EXPENSE STRUCTURES OF THE FUNDS COMPARE?


    Ratios for the fiscal periods ending April 30, 1999 for Limited Maturity Fund and December 31, 1998 for Total Return Fund and pro forma combined:



                                                                          LIMITED          TOTAL       PRO FORMA
                                                                       MATURITY FUND*  RETURN FUND**    COMBINED
                                                                       --------------  --------------  ----------
Class A..............................................................      1.39%           1.43%         1.40%
Class B..............................................................      1.99%           1.93%         1.90%
Class C..............................................................      1.99%           1.93%         1.90%
Class Z..............................................................      1.24%           1.18%         1.15%


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 * The Distributor of the Fund voluntarily reduced its distribution and service fee for Class A shares from .30 of 1% to .15 of 1% of the average daily net assets and from 1% to .75 of 1% for both the Class B and Class C shares. These voluntary reductions may be terminated at any time without notice.



** For the fiscal year ended December 31, 1999, the Distributor contractually agreed to waive .05 of 1% of its distribution and service fee for Class A shares to .25 of 1% of the average daily net assets of the Class A shares and .25 of 1% of its distribution and service fees to .75 of 1% for both Class B and Class C shares.

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IS THE REORGANIZATION A TAXABLE EVENT FOR FEDERAL INCOME TAX PURPOSES?

    Typically, the exchange of shares pursuant to a reorganization does not result in a gain or loss for federal income tax purposes. A description of the conditions necessary to avoid tax recognition is included in the proxy statement.

WHAT WILL BE THE SIZE OF THE GLOBAL TOTAL RETURN FUND, INC. AFTER THE MERGER?


    If the proposal is approved, the combined fund is expected to have over $220 million in assets.


WHAT HAS BEEN THE COMPARATIVE PERFORMANCE OF THE FUNDS?


    A. The table below shows average annual total returns (which includes the deduction of sales charges) for both Total Return Fund, its Lipper peer group and a comparable index over the 1, 5 and 10 year and since inception periods. Please keep in mind that past performance is no guarantee of future results and you may have a gain or loss when you sell your shares.


                AVERAGE ANNUAL TOTAL RETURN AS OF JUNE 30, 1999*


PRUDENTIAL GLOBAL TOTAL RETURN FUND, INC.



                                                             1 YEAR     5 YEAR     10 YEAR      SINCE INCEPTION
                                                            ---------  ---------  ----------  -------------------
Class A shares............................................   (3.09)%     8.25%      8.48%       9.37% (7-7-86)
Class B shares............................................   (4.66)%   N/A        N/A           5.26% (1-15-96)
Class C shares............................................   (1.66)%   N/A        N/A           5.46% (1-15-96)
Class Z shares............................................    1.23%    N/A        N/A           4.85% (3-17-97)
Lipper Global Income Funds Average**......................   (0.05)%     6.25%      7.26%     N/A+
JP Morgan Government Bond Index-Global++..................    3.63%      6.56%      8.19%     N/A++


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 * Average annual total returns are historical and include changes in share price, reinvestment of dividends and capital gains, if any. Share price, yield and return will vary. Returns were for all funds in each share class for the periods shown in the Global Income Fund category.

** Lipper, Inc. is a nationally recognized organization that reports on mutual fund total return performance and calculates fund rankings. Lipper average returns were for all funds in each share class for the periods shown in the Global Income Funds category. Peer group averages include reinvested dividends and capital gains, if any, and exclude sales charges.


 + Lipper since inception returns are 8.26% for Class A shares, 3.96% for Class
   B and Class C shares and 3.43% for Class Z shares based on all funds in each share class.



++ The Index is traded, unhedged, and measured in U.S. dollars. The Index is market weighted and represents the total return of government bonds from 13 countries, including Australia, Belgium, Canada, Denmark, France, Germany, Italy, Japan, the Netherlands, Spain, Sweden, the United Kingdom and the United States. The Index provides a broad measure of market performance. The Index is unmanaged and includes the reinvestment of all dividends, but does not reflect the payment of transaction costs and advisory fees associated with an investment in the Fund. The Index is not the only index that may be used to characterize performance of global bond funds, and other indexes may portray different comparative performance. Investors cannot invest directly
   in an index. The Index since inception returns are     % for Class A shares,
       % for Class B and Class C shares and     % for Class Z shares.



    B. The table below shows average annual total returns (which includes the deduction of sales charges) for Limited Maturity Fund, its Lipper peer group and a comparable index over the 1 and 5 year

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and since inception periods. Please keep in mind that past performance is no guarantee of future results and you may have a gain or loss when you sell your shares.

                AVERAGE ANNUAL TOTAL RETURN AS OF JUNE 30, 1999*

PRUDENTIAL GLOBAL LIMITED MATURITY FUND, INC.


                                                                         1 YEAR     5 YEAR      SINCE INCEPTION
                                                                        ---------  ---------  -------------------
Class A shares........................................................   (3.93)%     4.41%      4.39% (11-1-90)
Class B shares........................................................   (4.47)%     4.51%      4.08% (11-1-90)
Class C shares........................................................   (3.45)%   N/A          4.58% (8-1-94)
Class Z shares........................................................   (0.74)%   N/A          2.94% (1-27-97)
Lipper Global Income Funds Average....................................    6.23%      5.57%    N/A+
JP Morgan Government Bond Index-Global................................                        N/A++


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 * Average annual total returns are historical and include changes in share price, reinvestment of dividends and capital gains, if any. Share price, yield and return will vary.



 + Lipper since inception returns are 8.26% for Class A shares, 3.96% for Class
   B and Class C shares and 3.43% for Class Z shares based on all funds in each share class.



++The Index since inception returns are     % for Class A shares     % for Class
  B and Class C shares and     % for Class Z shares.



HOW WILL YOU DETERMINE THE NUMBER OF SHARES OF PRUDENTIAL GLOBAL TOTAL RETURN
  FUND, INC. THAT I WILL RECEIVE?



    As of the close of business of the New York Stock Exchange on the "Closing Date" of the merger, shareholders will receive the number of full and fractional Class A, Class B, Class C or Class Z shares of Total Return Fund, respectively, that is equal in value to the net asset value of their Class A, Class B, Class C or Class Z shares of Limited Maturity Fund on that date. The anticipated closing date is October 15, 1999.


WHAT IF THERE ARE NOT ENOUGH VOTES TO REACH QUORUM BY THE SCHEDULED SHAREHOLDER
  MEETING DATE?


    If we do not receive sufficient votes to hold the meeting, we or Shareholder Communications Corporation, a proxy solicitation firm, may contact you by mail or telephone to encourage you to vote. Shareholders should review the proxy materials and cast their vote to avoid additional mailings or telephone calls. If there are not sufficient votes to approve the proposal by the time of the Shareholder Meeting (October 7, 1999), the meeting may be adjourned to permit further solicitation of proxy votes.


HAS THE FUND'S BOARD OF DIRECTORS APPROVED THE PROPOSAL?

    Yes. The Board of Directors of both Funds has unanimously approved the proposal and recommends that you vote to approve it.

HOW MANY VOTES AM I ENTITLED TO CAST?


    As a shareholder, you are entitled to one vote for each share you own of Limited Maturity Fund on the record date. The record date is July 30, 1999.


HOW DO I VOTE MY SHARES?

    You can vote your shares by completing and signing the enclosed proxy card, and mailing it in the enclosed postage paid envelope. If you need any assistance, or have any questions regarding the proposal or how to vote your shares, please call Prudential at (800) 225-1852.
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HOW DO I SIGN THE PROXY CARD?

    INDIVIDUAL ACCOUNTS: Shareholders should sign exactly as their names appear on the account registration shown on the card.

    JOINT ACCOUNTS: Both owners must sign and the signatures should conform exactly to the names shown on the account registration.

    ALL OTHER ACCOUNTS: The person signing must indicate his or her capacity. For example, a trustee for a trust should include his/her title, such as "Jane Doe, Trustee"; or an authorized officer of a company should indicate his/her position with the company, such as "John Smith, President."